UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Business Financial Services, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, WI 53719

April 2, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the 2015 annual meeting of shareholders of First Business Financial Services, Inc. (the “Company”) which will be held at 4:00 P.M., local time, on Monday, May 18, 2015 at the Monona Terrace Community and Convention Center located at One John Nolen Drive, Madison, Wisconsin. At the annual meeting, we will review the Company’s activities during the past year and shareholders will be given an opportunity to address questions to the Company’s management.

We are using the Securities and Exchange Commission (“SEC”) rule that allows us to furnish proxy materials to shareholders over the Internet. On or about April 2, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders informing them that our Proxy Statement and the 2014 Annual Report on Form 10-K along with voting instructions, are available online. This means that our shareholders will receive only the Notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this Notice, but would still like to request paper copies of the proxy materials, please follow the instructions on the Notice or on the website referred to in the Notice. On or about April 13, 2015, we will also mail you a proxy card, but not the proxy materials, that will allow you to vote your shares by completing and returning the proxy card. By delivering proxy materials electronically to our shareholders, we can conserve natural resources and reduce the costs of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The Board of Directors of the Company recommends that you vote your shares “FOR” all the nominees listed in proposal one and “FOR” proposals two and three.

Your continued support is appreciated and we hope you will attend the annual meeting. Whether or not you are personally present, it is very important that your shares are represented at the meeting. Accordingly, please vote your shares by following the instructions on the Notice. Your vote is important. Please join us and the Board of Directors in supporting these proposals.

Sincerely,

Jerry Smith
Chair of the Board

Corey Chambas
President and Chief Executive Officer

FIRST BUSINESS FINANCIAL SERVICES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2015

To the Shareholders of First Business Financial Services, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of First Business Financial Services, Inc. (the “Company”) will be held on Monday, May 18, 2015, at 4:00 P.M., local time, at the Monona Terrace Community and Convention Center located at One John Nolen Drive, Madison, Wisconsin 53703, for the following purposes:

1. To elect three Class II directors to hold office until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement, which is referred to as a “say-on-pay” proposal.

3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 18, 2015 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

You may vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials or in person at the 2015 annual meeting of shareholders. On or about April 13, 2015, we will also mail you a proxy card, but not the proxy materials, that will allow you to vote your shares by completing and returning the proxy card. You may revoke your proxy and vote your shares in person at the meeting or by using any of the voting options provided in accordance with the instructions provided. Please review the Notice of Internet Availability of Proxy Materials and follow the directions carefully in exercising your vote.

By Order of the Board of Directors
FIRST BUSINESS FINANCIAL SERVICES, INC.
Barbara M. Conley
SVP, General Counsel & Corporate Secretary
Madison, Wisconsin
April 2, 2015

Your vote is important, no matter how large or small your holdings may be. To assure your representation at the meeting, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 18, 2015: Copies of this Notice, Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.envisionreports.com/FBIZ.

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, Wisconsin 53719

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2015

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of First Business Financial Services, Inc. (the “Company,” “we,” “us” and “our”) beginning on or about April 2, 2015 in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Monday, May 18, 2015, at 4:00 P.M., local time, at the Monona Terrace Community and Convention Center at One John Nolen Drive, Madison, Wisconsin 53703, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Shareholders. Instructions for voting your shares are included on the Notice of Internet Availability of Proxy Materials (the “Notice”).

You are receiving the Notice, instead of paper copies of the proxy materials, because we are using the Securities and Exchange Commission (“SEC”) notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. The Notice is not a proxy card and cannot be used to vote your shares. If you received a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice. However, on or about April 13, 2015, we will mail you a proxy card, but not the proxy materials, that will allow you to vote your shares by completing and returning the proxy card.
Voting your shares pursuant to the instructions contained on the Notice will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. However, when you vote pursuant to one of the methods set forth in the Notice, you appoint the proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Any shareholder appointing a proxy may revoke that appointment at any time before it is exercised by: (i) giving notice thereof to the Company in writing or at the Annual Meeting; (ii) signing another proxy, if you voted by mailing in a proxy card, with a later date and returning it to the Company; (iii) timely submitting another proxy via the telephone or Internet, if that is the method you used to submit your original proxy; or (iv) voting in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the Annual Meeting in case your plans change.

If you appointed the proxies to vote your shares and an issue comes up for a vote at the Annual Meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

If you sign and return a proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy will be voted “FOR” the three persons nominated for election as directors referred to in this proxy statement, “FOR” the approval of the non-binding, advisory proposal on the compensation of named executive officers, which is referred to as a “say-on-pay” proposal, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and on such other business matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies. Other than the above proposals, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 18, 2015 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 4,336,161 shares of Common Stock, each of which is entitled to one vote.

ITEM 1 – ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect three directors to hold office until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the three persons named as nominees by the Board herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve, or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information, as of January 13, 2015, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2018 Annual Meeting

Mark D. Bugher, age 66, has served as a director of the Company since July 2005 and is a member of the Corporate Governance and Nominating Committee and the Compensation Committee. Mr. Bugher served as the Director of University Research Park in Madison, Wisconsin from 1999 until his retirement in November 2013. University Research Park is a non-profit research and technology park involved in developing, leasing and managing properties for technology sector businesses affiliated with the University of Wisconsin-Madison. Prior to this role, Mr. Bugher served as the Secretary of the State of Wisconsin Department of Administration from 1996 to 1999. From 1988 to 1996, he served as Secretary of the State of Wisconsin Department of Revenue. Mr. Bugher serves on the board of directors of MGE Energy, Inc. and its affiliate, Madison Gas and Electric Company and also serves on the audit committee of MGE Energy, Inc. Mr. Bugher additionally serves on the board of directors and as Chair of the Marshfield Clinic Health System and has served in leadership positions as chairman or board member for many organizations promoting economic development in Wisconsin.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Bugher is qualified to serve on the Board, as well as the Corporate Governance and Nominating Committee and Compensation Committee, include his executive level experience in strategy development and implementation, governance experience through service on boards including another public company board and other board committees, economic development expertise and a strong background in the commercial real estate, government and health care sectors.

Corey A. Chambas, age 52, has served as a director of the Company since July 2002, as Chief Executive Officer of the Company since December 2006 and as President of the Company since February 2005. He served as Chief Operating Officer of the Company from February 2005 to September 2006 and as Executive Vice President of the Company from July 2002 to February 2005. He served as Chief Executive Officer of First Business Bank (“FBB”), a wholly-owned subsidiary of the Company, from July 1999 to September 2006 and as President of FBB from July 1999 to February 2005. He currently serves as a director of First Business Capital Corp. (“FBCC”) and First Madison Investment Corp., wholly-owned subsidiaries of FBB. Mr. Chambas also serves on the board of directors and as Chair of M3 Insurance Solutions, Inc. and has served on the boards of other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Chambas is qualified to serve on the Board include the depth and breadth of his experience as Chief Executive Officer of the Company and his over 25 years of financial services industry experience with specific focus in the commercial banking sector, his CEO-level experience in core management disciplines including strategy development and implementation, human resources, financial management and sales and marketing and his governance experience through service on the boards of other privately held companies and non-profit organizations.

John J. Harris, age 62, has served as a director of the Company since January 2012 and is a member of the Audit Committee. Mr. Harris has served as a professional in the investment banking industry for most of his career, most recently as Managing Director of the Investment Banking Financial Institutions Group of Stifel Nicolaus Weisel. Mr. Harris retired from this position in 2010. Prior to this role, Mr. Harris was Managing Director of the Investment Banking Financial Institutions Group of Piper Jaffrey & Co. from 2005 to 2007 and a Principal in the Investment Banking Financial Institutions Group of William Blair & Co., LLC from 2000 to 2005.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Harris is qualified to serve on the Board, as well as the Audit Committee, include over 25 years of experience providing financial advisory services to senior management, boards and special committees of publicly traded and privately held companies; his extensive experience in the financial services sector and with mergers and acquisitions; and his significant work advising clients on capital formation and execution of public and private capital raises.

THE BOARD RECOMMENDS EACH OF THE FOREGOING NOMINEES FOR ELECTION AS DIRECTOR AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH OF THE NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2016 Annual Meeting

Jan A. Eddy, age 65, has served as a director of the Company since October 2003, is the Chair of the Corporate Governance and Nominating Committee and serves on the Compensation Committee. From April 1990 to May 2010, she served as a director of FBB and served as Chair of the FBB Board of Directors (the “FBB Board”) from January 2004 to May 2010. Ms. Eddy founded Wingra Technologies, a designer and distributor of software, and served as President and Chief Executive Officer of Wingra Technologies from October 1991 to January 2005, when Quest Software purchased Wingra Technologies. Ms. Eddy held the position of Business Development Executive at Quest Software from January 2005 until her retirement in October 2005. Ms. Eddy has served on the boards of other privately held companies and non-profit organizations and is currently a director of Edgewood College and the Sauk Prairie Healthcare Foundation.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Eddy is qualified to serve on the Board, as well as on the Corporate Governance and Nominating Committee and the Compensation Committee, include her CEO-level experience as founder and Chief Executive Officer of her own company in strategy development and implementation, mergers and acquisitions and enterprise risk management, her significant governance experience from service on other boards and her strong background in information technology.

John M. Silseth, age 59, has served as a director of the Company since October 2006 and serves on the Audit Committee and Corporate Governance & Nominating Committee. He also serves as Chair of the Board of Directors of the Company’s First Business Bank-Milwaukee (“FBB-M”) subsidiary. Mr. Silseth has been President of Antietam LLC, a private investment firm located in Milwaukee, Wisconsin, since 1986. He also serves on the board of directors of various Antietam portfolio companies, other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Silseth is qualified to serve on the Board, as well as the Audit Committee and Corporate Governance and Nominating Committee, include his executive level experience in enterprise risk management, a strong background in financial reporting, accounting and financial controls as a certified public accountant, significant governance experience through service on numerous boards and his experience in mergers and acquisitions.

Dean W. Voeks, age 72, has served as a director of the Company since April 1996, is Chair of the Audit Committee and is a member of the Corporate Governance and Nominating Committee. Mr. Voeks was the President and Chief Executive Officer of Chorus Communications Group Ltd., a telecommunications company, from January 1991 until his retirement in September 2002.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Voeks is qualified to serve on the Board, as well as the Audit Committee and Corporate Governance and Nominating Committee, include his CEO-level experience in core management disciplines such as strategic planning, human resources and enterprise risk management, governance experience through service as Chairman of the Board for Chorus Communications Group Ltd. and service on the boards of other non-profit organizations, strong financial background and experience with regulated companies.

Terms expiring at the 2017 Annual Meeting

Jerome J. Smith, age 70, has served as a director of the Company since December 1989, and Chair of the Board of the Company since July 2006. He served as Chief Executive Officer from December 1989 to December 2006. He served as President of the Company from December 1989 to February 2005. He also served as President and Chief Executive Officer of FBB, from December 1989 to July 1999 and as Chair of the FBB Board from April 2001 to December 2003. Mr. Smith currently serves on the board of directors of Secura Insurance Companies.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Smith is qualified to serve on the Board include his over 40 years of executive level experience in the financial services industry including 16 years as the Company’s CEO, over 30 years of governance experience through service on the boards of other privately held companies and non-profit organizations, CEO-level experience in strategy development and implementation, merger and acquisition experience, strong background in sales and marketing management and NACD director certification.

Gerald L. Kilcoyne, age 55, has served as a director of the Company since November 2011 and is a member of the Audit Committee and the Compensation Committee. In addition, he has served as Chair of the FBB Board since May 2010 and has been a member of the FBB Board since August 2005. He has served as a director of First Business Equipment Finance, LLC (“FBEF”) a wholly-owned subsidiary of FBB since January 2006. He served as a director of FBCC from January 2006 to December 2013. Mr. Kilcoyne has been Managing Partner of Pinnacle Enterprises, LLC, a private investment holding company, since February 1997.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Kilcoyne is qualified to serve on the Board, as well as the Audit Committee and Compensation Committee, include his CEO-level experience in strategic planning and financial management, financial services industry expertise as a FBB director and involvement in mergers and acquisitions work for over 25 years.

Barbara H. Stephens, age 55, has served as a director of the Company since January 2010 and is Chair of the Compensation Committee. In 2013, Ms. Stephens founded BHS Partners, LLC, a human resource consulting practice focused on providing coaching and consulting services to individuals and business leaders. She retired from her position as Senior Vice President in Human Resources with Bucyrus International, Inc., a mining equipment company, in 2011. She had been a human resources executive with Bucyrus since 2005. Prior to that, she served as the Director of Human Resources for the manufacturing group of Snap-On Tools, LLC from 2003 to February 2005 and had been employed with Snap-On Tools, LLC in a variety of capacities since November 1994, including as Human Resources Manager beginning in 1997.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Stephens is qualified to serve on the Board, as well as the Compensation Committee, include executive level experience in human resources with a public company, over 20 years of general human resources experience including executive compensation and benefits oversight and a strong background in leadership development and succession planning.

Director Disclosures

None of the above-named directors or director nominees held a directorship at any public company or any company registered as an investment company under the Investment Company Act during the past five years, except Mr. Bugher who serves on the board of directors and the audit committee of MGE Energy, Inc., a public company, and Corey A. Chambas, who serves on the board of directors of Three Lakes Securities, LLC, which is a registered investment advisor. None of the directors, executive officers or nominees is related to one another and there are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions. None of the above-named directors or director nominees was a party to any SEC enforcement actions or any legal proceedings that are material to an evaluation of their ability or integrity in the past ten years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of the outstanding Common Stock to file reports concerning their ownership of Company equity securities with the SEC. Based solely upon a review of such reports, the Company believes that during the fiscal year ended December 31, 2014, all of its directors and executive officers complied with the Section 16(a) filing requirements except for one late filing by Pamela R. Berneking relating to 1,722 shares of stock received through a pro rata distribution of shares to her IRA upon the liquidation of Aslin Opportunity Fund BK, LP, of which she was a limited partner. This transaction occurred on November 25, 2014 and was reported on December 30, 2014.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Independent Directors and Meeting Attendance

Of the nine directors currently serving on the Board, the Board has determined that Mark D. Bugher, Jan A. Eddy, John J. Harris, Gerald L. Kilcoyne, John M. Silseth, Barbara H. Stephens and Dean W. Voeks are “independent directors” for purposes of NASDAQ Listing Rule 5605(a)(2).

Directors are expected to attend the Company’s annual meeting of shareholders each year. All directors attended the Company’s 2014 annual meeting.

The Board held nine meetings in 2014. All directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board during 2014 and (2) the total number of meetings held by all committees of the Board on which such director served during 2014.

Board Leadership Structure

The roles of Chair of the Board and Chief Executive Officer are held separately. Mr. Smith serves as Chair, and Mr. Chambas serves as Chief Executive Officer. The Board believes that at this time, separation of these roles is in the best interests of the Company and its shareholders because separation:

•	allows for additional talents, perspectives and skills on the Board;

•	preserves the distinction between the Chief Executive Officer’s leadership of management and the Chair’s leadership of the Board;

•	promotes a balance of power and an avoidance of conflict of interest;

•	provides an effective channel for the Board to express its views on management; and

•	allows the Chief Executive Officer to focus on leading the Company and the Chair to focus on leading the Board, monitoring corporate governance and shareholder issues.

Since Mr. Smith is the Company’s former Chief Executive Officer, this separation also provides the Company with the benefit of a Chair who fully understands the risks, issues and opportunities relating to the Company and the financial services industry.

Committees

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Board has also adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Conduct and other policies, create the Board’s corporate governance standards. Copies of these charters and the Corporate Governance Guidelines are available free of charge on the Company’s website located at www.firstbusiness.com.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee presently consists of Dean W. Voeks (Chair), John J. Harris, Gerald L. Kilcoyne and John M. Silseth, each of whom meets the requirements set forth in NASDAQ Listing Rule 5605(c)(2)(A) and the independence standards set forth in Rule 10A-3(b)(1) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (The “Exchange Act”). The Board has thus determined that each of the Audit Committee’s current members is qualified to serve in such capacity. The Board has determined that John M. Silseth qualifies as an “audit committee financial expert,” for purposes of Regulation S-K, Item 407(d)(5)(ii), and has the financial sophistication required by NASDAQ Listing Rule 5605(c)(2)(A) because he has the requisite attributes through, among other things, his education and experience as the president of a private investment firm, a certified public accountant and an auditor. The Audit Committee held eight meetings in 2014.

The Compensation Committee reviews and recommends to the Board the compensation structure for the Company’s directors and executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and administers the Company’s equity incentive plans. Barbara H. Stephens (Chair), Mark D. Bugher, Jan A. Eddy and Gerald L. Kilcoyne are the current members of the Compensation Committee, each of whom is considered to be “independent” and meets the requirements set forth in NASDAQ Listing Rule 5605(d)(2) and the standards set forth in Rule 10C-1(b)(1) promulgated by the SEC under The Exchange Act. The Board has determined that none of the aforementioned directors has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a Compensation Committee member and has further determined that each of the Compensation Committee’s current members is qualified to serve in such capacity. The Compensation Committee held five meetings in 2014.

The Corporate Governance and Nominating Committee’s primary functions are to recommend persons to be selected by the Board as nominees for election as directors; recommend persons to be elected to fill any vacancies on the Board; lead the Board in its annual review of Board performance, Board and committee structure and director independence; develop and recommend to the Board corporate governance principles, policies and procedures; oversee execution of the Company’s enterprise risk management program; and advise the Board on the effectiveness of that program. The Corporate Governance and Nominating Committee consists of Jan A. Eddy (Chair), Mark D. Bugher, John M. Silseth and Dean W. Voeks. The Board has determined that each of the Corporate Governance and Nominating

Committee members is considered to be “independent” according to NASDAQ Listing Rule 5605(e)(1) and has further determined that each current member is qualified to serve in such capacity. The Corporate Governance and Nominating Committee held three meetings in 2014.

Nominations of Directors

In making recommendations to the Company’s Board with respect to nominees to serve as directors, the Corporate Governance and Nominating Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen and industry knowledge. While the Company does not have a separate diversity policy, in evaluating director nominees, the Board, with the assistance of the Corporate Governance and Nominating Committee, considers diversity of viewpoint, backgrounds, technical skills, industry knowledge and experience and local or community ties to ensure a balanced, diverse Board, with each director contributing talents, skills and experiences needed for the Board as a whole.

The Board also believes the following minimum qualifications must be met by a director nominee to be recommended by the Corporate Governance and Nominating Committee:

•	High personal and professional ethics, integrity and values.

•	The ability to exercise sound business judgment.

•
Accomplished in his or her respective field as an active or former executive officer of a public or private organization, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Relevant expertise and experience and the ability to offer advice and guidance based on that expertise and experience.

•	Independence from any particular constituency, the ability to represent all shareholders of the Company and a commitment to enhancing long-term shareholder value.

•	Sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Corporate Governance and Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Corporate Governance and Nominating Committee should be sent to the Corporate Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s Amended and Restated Bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Corporate Secretary of the Company not less than 60 days or more than 90 days prior to the date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated Bylaws, if the Company does not receive notice of an intent to make such a nomination after February 18, 2016 and before March 19, 2016, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2016 annual meeting.

Board Role in Risk Oversight

The Company believes that establishing the right “tone at the top” and providing for full and open communication between management and the Board is essential for effective risk management and oversight. The Board, acting as a whole and through its committees, is responsible for oversight of the Company’s enterprise wide risk management including strategic risk, financial reporting risk, credit risk, liquidity risk, compensation risk and operational risk. Given the critical link between strategy and risk, the Board is also responsible for developing strategies based on an assessment of the Company’s overall risk tolerance, the related opportunities and the capacity to manage the resulting risk. At its annual planning session, the Board meets with executive management to discuss the strategies, key challenges, risks and opportunities facing the Company.

While the Board has responsibility for oversight of risk management, it has delegated to the Corporate Governance and Nominating Committee responsibility for overseeing management’s execution of the Company’s enterprise risk management program, periodically reviewing the effectiveness of the Board’s risk management governance structure and ensuring appropriate Board-level risk reporting. The Board additionally delegates oversight of specific key risks to either the Audit, Compensation or Corporate Governance and Nominating Committee in accordance with the committee charters, which are reviewed annually to reflect the changing risk environment. Each committee monitors the assigned specific key risks, reports back to the Board with recommendations and updates and apprises the Board of any areas of concern.

Management is responsible for the day to day management of the Company’s key risks and operates through a Senior Management Risk Committee which monitors key risks, develops and executes remediation plans as appropriate, identifies emerging risks, evaluates the effectiveness of the Company’s risk management processes and reports such to the Board or its committees on a regular basis.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to First Business Financial Services, Inc., Board of Directors (or, at the shareholder’s option, to a specific director), c/o Barbara M. Conley, Senior Vice President, General Counsel and Corporate Secretary, 401 Charmany Drive, Madison, Wisconsin 53719. The Corporate Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 18, 2015 by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all of the directors, director nominees and executive officers (including the Named Executive Officers) as a group; and (iv) persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned by such holder. As of March 18, 2015, there were 4,336,161 shares of Common Stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Corey A. Chambas.......................................................	85,066		2.0%
John M. Silseth............................................................	35,000		*
James F. Ropella..........................................................	31,532	(1)(2)	*
Jerome J. Smith...........................................................	31,381	(3)	*
Mark J. Meloy..............................................................	24,425	(4)	*
Michael J. Losenegger.................................................	23,238	(5)	*
Charles H. Batson........................................................	21,876		*
Gerald L. Kilcoyne......................................................	14,568	(6)	*
Jan A. Eddy..................................................................	8,028	(7)	*
Dean W. Voeks.............................................................	5,546		*
Barbara H. Stephens....................................................	4,500	(8)	*
Mark D. Bugher...........................................................	4,078	(9)	*
John J. Harris...............................................................	2,500	(10)	*
David R. Papritz...........................................................	1,000	(11)	*
All directors, nominees and executive officers as a group (20 persons)...................................	374,164	(12)	8.6%
5% Holders
The Banc Funds Company, L.L.C……………...........	337,064	(13)	7.8%
_______________________
* Denotes less than 1%.

(1)	On January 30, 2015, Mr. Ropella resumed his role as Chief Financial Officer of the Company.

(2)	Includes 255 shares held by Mr. Ropella’s spouse.

(3)	All shares held in a revocable living trust held jointly with Mr. Smith’s spouse.

(4)	Includes 19,846 shares held jointly with Mr. Meloy’s spouse of which 9,984 shares have been pledged as security for a borrowing arrangement.

(5)	Includes 200 shares held jointly with Mr. Losenegger’s spouse.

(6)	All shares held in a revocable trust held jointly with Mr. Kilcoyne’s spouse.

(7)	All shares held jointly with Ms. Eddy’s spouse.

(8)	Includes 1,750 shares held by Ms. Stephens in a sole revocable trust, 500 shares held by Ms. Stephens’ spouse through an IRA and 1,750 shares held by her spouse through a sole revocable trust.

(9)
Includes 80 shares held by Mr. Bugher through an IRA, 2,748 shares held in a revocable trust held jointly with his spouse, 250 shares held by Mr. Bugher’s spouse directly and 1,000 shares held by his spouse through an IRA.

(10)	Includes 500 shares held jointly with Mr. Harris' spouse.

(11)	Mr. Papritz resigned as Chief Financial Officer of the Company effective January 30, 2015.

(12)
Includes 7,255 shares held by spouses of the group members, 15,336 shares pledged as security for borrowing arrangements, 42,298 shares held through direct joint ownership with spouses of the group members and 65,359 shares held in revocable trusts of the group members and their spouses.

(13)
Information based on Schedule 13G/A filed with the SEC on February 12, 2015 by Banc Fund VI L.P. (“BF VI”), an Illinois limited partnership, Banc Fund VII L.P. (“BF VII”), an Illinois limited partnership, Banc Fund VIII L.P. (“BF VIII”), an Illinois limited partnership and Banc Fund IX L.P. (“BF IX”), an Illinois limited partnership, all of which may be deemed to beneficially own 337,064 shares. The general partner of BF VI is MidBanc VI L.P. (“Midbanc VI”), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBanc IX L.P. (“MidBanc IX”), whose principal business is to be a general partner of BF IX. MidBanc VI, MidBanc VII, MidBanc VIII and MidBanc IX are Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII, MidBanc VIII and MidBanc IX is The Banc Funds Company, L.L.C., (“TBFC”), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, MidBanc VIII and MidBanc IX. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VI, BF VII, BF VIII and BF IX since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the Company held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the partnership entities directly and indirectly controlled by TBFC. The business address is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.

DIRECTOR COMPENSATION

In 2014, each director of the Company, who was not an executive officer of the Company, received an annual retainer of $24,000. The Chair of the Board of the Company received an additional annual retainer of $25,000. The Chair of the Compensation Committee and the Chair of the Corporate Governance and Nominating Committee received additional annual retainers of $3,000, while the Chair of the Audit Committee received an additional annual retainer of $5,000. All Board and committee members, except those serving as executive officers of the Company, were paid $750 for each Board and committee meeting attended in person or via teleconference. All director and committee fees were paid in cash.

	Fees earned or paid in cash (1)	All other compensation (2)	Total
Mark D. Bugher	$38,250	—	$38,250
Jan A. Eddy	$41,250	—	$41,250
John J. Harris	$42,000	—	$42,000
Gerald L. Kilcoyne	$75,700	—	$75,700
John M. Silseth	$57,950	—	$57,950
Jerome J. Smith	$66,250	$71,060	$137,310
Barbara H. Stephens	$39,000	—	$39,000
Dean W. Voeks	$45,500	—	$45,500

(1) Includes Company subsidiary board of directors and committee fees.

(2) Includes consulting fees pursuant to a consulting arrangement with the Company.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and policies for 2014 as applicable to the Named Executive Officers in the Summary Compensation Table on page 24 (“Named Executive Officers” and “Executive Officer(s)”). This section explains the structure and rationale associated with each material element of the Executive Officers’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the Executive Officers of the Company. The Compensation Committee reviews the performance of our Chief Executive Officer, Mr. Chambas, and determines and recommends to the Board for approval the salary and bonus paid to him.

The Compensation Committee relies upon Mr. Chambas’ assessment of each Executive Officer’s individual performance, which considers the Executive Officer’s efforts in achieving his individual goals each year, managing and developing employees and the enhancement of long-term relationships with clients, if applicable to his position. Individual goals for Executive Officers are established by Mr. Chambas in consultation with each Executive Officer. No Executive Officer participates in any recommendation or decision with respect to his own compensation or benefits.

The Compensation Committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities. The Compensation Committee regularly utilizes, and expects to utilize in the future, various outside consultants, actuaries, and employment attorneys to assist in developing and implementing the essential components of the Company’s compensation programs. In 2014, the Compensation Committee retained Pearl Meyer & Partners, LLC (“PM&P”), a compensation consulting firm. PM&P is independent, reports directly to the Compensation Committee Chair, and performs no other work for the Company other than assisting the Compensation Committee in review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent and for director compensation. PM&P also provides input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. In addition, the Compensation Committee reviewed compensation survey data from industry sources such as McLagan and the American Bankers Association.

Regulatory Impact on Compensation

As a publicly-traded financial institution, the Company must comply with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the Federal Deposit Insurance Company (the “FDIC”) has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to the peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution’s overall financial condition.

In addition, the various financial institution regulatory agencies have issued additional guidance, Guidance on Sound Incentive Compensation Policies that serves as a complement to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution’s attention on balanced risk-taking incentives, compatibility with effective controls and risk management, with a focus on general principles of strong corporate governance.

Also, once further risk assessment guidelines and procedures, as required under the Dodd-Frank Wall Street Reform & Consumer Protection Act, are finalized by the financial institution regulatory agencies and the SEC, we expect that we will also be subject to those further guidelines and procedures. However, initial guidance respecting the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011, and in large part that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

Finally, in addition to the foregoing, as a publicly-traded company, the Company is also subject to the SEC’s rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company. The Company does not believe that its incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the Named Executive Officers. In this regard, the Compensation Committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company’s compensation programs for the Named Executive Officers. In addition, the Compensation Committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, in addition to the above, the Compensation Committee also considers the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Internal Revenue Code (the “Code”) that may limit the tax deductibility of certain compensation unless it is considered performance-based; Section 409A of the Code regarding nonqualified deferred compensation; and Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, the Compensation Committee also considers how various elements of compensation will impact our financial results. For example, the Compensation Committee considers the impact of FASB ASC Topic 718, which requires the Company to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Assessment of Compensation Risk

The Compensation Committee in 2014 completed its thorough annual review of all compensation programs offered at the Company, including those described in this Compensation Discussion and Analysis, to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk that would adversely affect the long-term value or performance of the Company. Based on the risk assessment process, more fully described below, the Compensation Committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk taking by Named Executive Officers or other employees.

The Compensation Committee compiled an inventory of the design features of all incentive compensation plans and programs for purposes of assessing the potential for encouraging excessive or unnecessary risk-taking that could threaten the value of the enterprise. The Compensation Committee then considered how the structure of each plan or program impacted risk-taking of plan participants.

With respect to the Long-Term Incentive Plan (“LTI Plan”) as described on page 22, the Compensation Committee concluded that the LTI Plan is designed to align the Company’s strategic objectives with long-term value creation for the following reasons:

•	Performance metrics for determining equity grants factor in measures that take into consideration profitability, growth, asset quality and expense controls.

•	Equity grants are generally made when the Company achieves strong performance relative to peers and when the Company’s performance is strong on an absolute basis.

•	Award levels are an appropriate portion of total pay.

•	Compensation in the form of Company stock gives incentive to focus on sustained value creation and further alignment with shareholder interests.

The Company’s annual incentive bonus plan (“Bonus Plan”) which is described on page 20 aligns the Company’s strategic objectives with long-term value creation for the following reasons:

•	Bonus amounts are tied to financial performance and personal performance against individualized goals, including non-financial goals.

•	Threshold goals are reasonably achievable with good performance and are sufficiently challenging.

•	Payouts are interpolated based on percentage of net income achieved.

•	Reasonable bonus maximums exist as part of an overall balanced pay mix.

The Compensation Committee did a similar analysis for the other compensation programs available to employees, and concluded that the amounts provided under such programs are reasonable as part of a balanced pay mix, appropriately incentivize performance without encouraging the manipulation of earnings in order to enhance the benefits payable under such programs and are consistent with industry norms.

The Compensation Committee then reviewed the executive compensation structure overall and reached the following conclusions, based on key risk categories:

•
Strategic Risk: The Compensation Committee determined that, overall, the performance metrics used are aligned with the Company’s strategy and objectives for long-term value creation for our shareholders, properly reward various performance outcomes, and account for risk over a longer-term time horizon.

•
Cultural Risk: The Company has a strong set of corporate values that emphasize ethical behavior, actions that contribute to building long-term value, rather than short-term performance, teamwork and investment in people and infrastructure. Our Executive Officers and all employees have little incentive to be overly focused on short-term stock price performance.

•
Governance Risk: The Compensation Committee is independent, has access to and utilizes consultants and other advisers independent of management, has an appropriate level of expertise and is fully educated on all significant incentive plans and programs. The Compensation Committee has a disciplined process of establishing goals for and evaluating the performance of Mr. Chambas in executive sessions.

•
Pay-Mix Risk: The Company has market-competitive salaries to reduce pressure on short-term performance to earn reasonable annual compensation. The Compensation Committee believes the mix between longer-term incentives is appropriately balanced with motivation for short-term performance.

•
Performance Measurement Risk: Financial performance measures consider the income statement, balance sheet and asset quality measures so that management is accountable for all aspects of the Company’s financial health. The Company considers both financial and non-financial performance outcomes in assessing Executive Officers’ and all employees’ performance and compensation.

•
Annual Incentive Risk: Executive Officers’ and all employees’ annual bonuses are earned based on both financial performance and non-financial performance. Goals for achieving target bonuses are reasonably achievable with good performance. The Compensation Committee believes the goals are challenging, but not unachievable. The bonus payout curves do not use steep cliffs for target bonus or exponential payouts for maximum payouts. In addition, the Company must meet or exceed one-half of the return on asset threshold level before any bonus payment can be made based on performance on any criteria.

•
Long-Term Incentive Risk: The LTI Plan uses multiple performance metrics and compares the Company’s performance to its peer group to determine if annual equity grants are appropriate each year. The equity grants generally vest over a four-year period and there are no accelerated payout curves. The target payouts under the LTI Plan are reasonable in light of our overall pay mix. Executive Officers typically receive grants on an annual basis, therefore significant value is created over time and short-term performance is not overemphasized, aligning executive and shareholder interests.

Conclusion

After considering all components of the compensation paid to the Named Executive Officers, the Compensation Committee has determined that the compensation is reasonable and not excessive, and does not encourage imprudent risk-taking.

In making this determination, the Compensation Committee considered many factors, including the following:

•	Management has strived to position the Company for future success through the planning and execution of the Company’s strategic plan.

•	Management has consistently led the Company to strong levels of performance in recent years.

•	The shareholder return performance of the Company over the past several years has been very strong.

Compensation Philosophy and Objectives

The overall objectives of the Company’s compensation programs are to align Executive Officer compensation with the success of meeting long-term strategic, operating and financial goals. The programs are designed to create meaningful incentives to manage the business successfully with a constant focus on the Company’s short-term and long-term performance as compared to the strategic plan and the key operating and financial objectives. The Company’s philosophy is intended to align the interests of Executive Officers with the long-term interests of shareholders. The executive compensation program is structured to accomplish the following objectives:

•	encourage a consistent and attractive return to shareholders over the long-term;

•
maintain an environment which encourages stability and a long-term focus for the primary constituencies of the Company, including shareholders, clients, employees, communities and government regulatory agencies;

•	maintain a program which:

◦	clearly motivates employees to perform and succeed according to the Company’s current goals;

◦	provides management with the appropriate empowerment to make decisions that benefit the primary constituents;

◦	retains key employees critical to the Company’s long-term success;

◦	provides for management succession planning and related considerations;

◦	emphasizes formula-based components, such as performance-based bonus plans and long-term incentive plans, in order to better focus management efforts in its execution of corporate goals;

◦	encourages increased productivity; and

◦	responsibly manages risks related to compensation programs;

•	provide for subjective consideration in determining incentive and compensation components; and

•	ensure that management:

◦	fulfills its oversight responsibility to its primary constituents;

◦	conforms its business conduct to the highest ethical standards;

◦	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

◦	continues to avoid any conflict between its responsibilities to the Company and each Executive Officer’s personal interests.

Consideration of 2014 Say on Pay

At the Company’s 2014 annual meeting of shareholders, approximately 96% of voting shareholders approved the non-binding advisory proposal on the compensation of the Named Executive Officers, as described in the Company’s proxy statement dated March 31, 2014. The Board and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company carefully considered the result of the 2014 advisory vote on executive compensation but not for specific 2014 compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion and Analysis, the Compensation Committee did not materially alter the policies or structure for the Named Executive Officers’ compensation for 2014 or 2015.

Compensation Factors

General. The Compensation Committee’s decisions regarding each Named Executive Officer are based, in part, on the Compensation Committee’s subjective judgment, and also take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an Executive Officer’s compensation, the Compensation Committee considers and evaluates all components of the Executive Officer’s total compensation package.

Company Performance. In establishing Executive Officer compensation, the Compensation Committee measures the Company’s performance compared to management’s and the Board’s goals and objectives, and also compares our performance to that of our peer group of financial institutions. The Compensation Committee believes that using the Company’s performance as a factor in determining an Executive Officer’s compensation is effective in helping to align the Executive Officer’s interests with those of our shareholders. With that in mind, the Compensation Committee focuses on key financial performance criteria such as revenue growth goals, operating profitability goals and goals related to strategic objectives, as determined by the Board. As part of the evaluation and review of these criteria, the Compensation Committee will also take into account various subjective issues, such as general economic conditions, including the interest rate environment and its impact on performance, and how they may affect the Company’s performance.

For purposes of peer analysis in assessing performance, the Company utilizes a peer group that includes commercial banks of similar asset size. Given the ever-changing landscape within the banking industry, the Compensation Committee regularly reviews and validates the group of banks used for this analysis. In 2013, in connection with its analysis of the Company’s executive compensation programs, PM&P compiled a market reference group of publicly-traded bank holding companies with an asset size of one-half to two times our size, a commercial lending concentration of at least 70%, headquartered in the United States (excluding banks on the west coast and upper east coast), with median assets of $1.4 billion and a strong performance history. This is the peer group used for purposes of 2014 compensation decisions and reflected below (“Peer Group”). The companies included in this Peer Group are as follows:

Bank of Kentucky	Peoples Financial Corporation
Guaranty Bancorp	QCR Holdings, Inc.
Heritage Financial Corporation	Republic First Bancorp, Inc.
Mackinac Financial Corporation	Southern National Bancorp of Virginia, Inc.
Mercantile Bank Corporation	Southwest Bancorp, Inc.
Mid Penn Bancorp. Inc.	Stock Yards Bancorp, Inc.
Midsouth Bancorp, Inc.	Univest Corporation of Pennsylvania
Old Line Bancshares, Inc.	Washington First Bankshares, Inc.
Pacific Continental Corporation	West Bancorporation, Inc.

With the assistance of PM&P, the Peer Group was recalibrated in late 2014. Six banks were dropped due to not meeting the size threshold and/or for poor performance and five new banks were added that meet all criteria; thereby maintaining the integrity of a high performing peer group. The median asset size of the new peer group is $2.0 billion. The revised peer group was not used for purposes of 2014 compensation decisions.

In addition, the Compensation Committee reviewed compensation survey data that is readily available to the Company from industry sources such as PM&P, McLagan and the American Bankers Association.

Other factors of Company performance that may affect an Executive Officer’s compensation include client satisfaction, employee engagement, succession planning considerations, employee turnover, as well as other less subjective performance considerations.

On November 1, 2014, the Company completed its previously announced acquisition of Aslin Group, Inc. (“Aslin Group”), including Alterra Bank (“Alterra”), Aslin Group's wholly-owned subsidiary. Because the transaction closed near the end of 2014, the Compensation Committee generally disregarded the financial impact of the transaction on 2014 performance when making its compensation decisions.

Comparison to Peer Group. In establishing the compensation of the Named Executive Officers, the Compensation Committee utilizes market data regarding the compensation practices of other financial institutions of a similar asset size and complexity. The Peer Group used in 2014 included financial institutions with total assets of $550 million to $2.3 billion, with a commercial lending concentration of at least 70%. In some cases, however, the Compensation Committee will consider data from outside the peer comparison when reviewing compensation practices if that comparison identifies similarities, such as business-line focus and geography. The Compensation Committee believes that such comparisons are useful in creating an overall compensation program to stay competitive in the marketplace and for attracting and retaining qualified Executive Officers. While the Compensation Committee believes that it is prudent to consider such comparative information in determining compensation practices, it does not set strict parameters using this data. Rather, the Compensation Committee uses comparative data to ensure that Executive Officer compensation is not inconsistent with appropriately defined peer organizations. Generally, the Compensation Committee believes that the current Executive Officers of the Company have established a sound track record of long-term performance that warrants compensation at or around the median level of compensation among similar financial institutions.

Individual Performance. When evaluating an Executive Officer’s individual performance, the Compensation Committee takes into account Mr. Chambas’ assessment of individual performance, which considers the Executive Officer’s efforts and results in achieving his individual goals each year, managing and developing employees and the enhancement of long-term relationships with clients, if applicable to the Executive Officer’s position. The measure of an Executive Officer’s individual performance and individual contribution to the overall Company performance depends, to a degree, on what steps are taken to increase revenues and fee income and to operate efficiently and the outcome of such strategies. Each Executive Officer has different goals established that are intended to focus that Executive Officer’s contributions to the strategic goals of the Company. Individual goals for Executive Officers are developed by Mr. Chambas in consultation with each Executive Officer. The Compensation Committee establishes Mr. Chambas’ goals after reviewing the Company’s annual strategic plan and annual budget plan.

Chief Financial Officer Transition

In February of 2014, James Ropella, the Company’s Senior Vice President and Chief Financial Officer announced his plans to retire from First Business after 14 years of service. In order to facilitate a seamless transition, Mr. Ropella provided several months’ notice. In September of 2014, David Papritz was hired as Chief Financial Officer and Senior Vice President of Corporate Development. In January of 2015, Mr. Ropella agreed to postpone his retirement and resume his role as Chief Financial Officer following Mr. Papritz’s decision to resign from his position as Chief Financial Officer for personal and family reasons that were unrelated to the Company’s business, strategy and financial condition.

Compensation Decisions
This section describes the decisions made by the Compensation Committee with respect to the compensation for the Named Executive Officers for 2014.

Executive Summary. The major components of Executive Officer compensation are base salary, annual bonus, long-term equity incentive awards and additional benefit plans. In reviewing an Executive Officer’s compensation, the Compensation Committee considers and evaluates all components of the Executive Officer’s total compensation package. Our compensation decisions for 2014 factored in the Company’s performance as compared to key financial criteria, including return on average assets, revenue growth, and asset quality. The Company achieved 140% of its overall targeted goals. The Compensation Committee believes that the Company’s financial performance in 2014 was very strong. The Compensation Committee believes the Company’s performance compared very favorably to the Peer Group and, therefore, the Compensation Committee weighed heavily the Company’s relative performance when compared to its peers. Additionally, the Compensation Committee determined that the Named Executive Officers performed well as measured against their individual goals for 2014.

The following is a brief summary of the compensation decisions of the Compensation Committee for 2014 and 2015:

•
base salaries for the Named Executive Officers other than Mr. Chambas and Mr. Ropella increased, on average, 3.25% for 2015, with the base salary for Mr. Chambas increasing approximately 4.0% and the base salary for Mr. Ropella increasing approximately 18%, including a market adjustment for resuming his duties as Chief Financial Officer;

•
bonus payments to Named Executive Officers for 2014 were similar to bonuses for 2013, except for Mr. Batson, because First Business Capital Corp. had a significantly stronger year in 2014 than in 2013;

•	the LTI Plan was continued in 2014 to strengthen our retention tools for Executive Officers and other employees;

•	the amount of total compensation paid to Mr. Chambas was greater in 2014 than 2013 because of an increase in base salary in January 2014; and

•	benefits and perquisites remained substantially similar between 2014 and 2013 and we expect that will continue through 2015.

Base Salary. The Company annually reviews the base salaries of the Named Executive Officers to determine whether or not they will be adjusted. The salaries for 2014, determined by the Compensation Committee at the end of 2013, are set forth in the Summary Compensation Table on page 24. In determining these salary levels, we considered the following factors, with no specific weighting applied to any single factor:

•	the compensation philosophy and guiding principles described above;

•	the performance of the Company versus key financial objectives;

•
the base salary paid to the Executive Officers in comparable positions at companies in the Peer Group, generally using the median as our point of reference if the Executive Officer’s overall performance and experience warrants such consideration;

•	the overall professional experience and background and the industry knowledge of the Named Executive Officers and the quality and effectiveness of their leadership at the Company;

•	all of the other components of executive compensation, including bonus, equity grants, retirement and death benefits, as well as other benefits and perquisites;

•
the performance of the Company’s stock price, although it is not a key factor in considering compensation as the Compensation Committee believes that the performance of the stock price is subject to factors outside the control of executive management; and

•	internal pay equity among the Company’s Executive Officers.

At the end of 2014, the Compensation Committee determined the base salaries of the Named Executive Officers for 2015. The Compensation Committee approved raises for all of the Named Executive Officers for 2015 based on the factors described above. The base salaries for 2014 and 2015 are as follows:

Name	Position	2014 Base Salary	2015 Base Salary
Corey A. Chambas	President and Chief Executive Officer	$400,000	$416,000
James F. Ropella(1)	Senior Vice President & Interim Chief Accounting Officer	$220,360	$260,000
David R. Papritz(2)	Chief Financial Officer and Senior Vice President - Corporate Development	$255,000	$260,000
Charles H. Batson	President & CEO - First Business Capital Corp.	$233,583	$242,926
Michael J. Losenegger	Chief Credit Officer	$215,485	$221,950
Mark J. Meloy	President & CEO - First Business Bank	$201,800	$208,863

(1)
On January 30, 2015, Mr. Ropella resumed his role as Chief Financial Officer of the Company. At a meeting of the Compensation Committee held on January 29, 2015, it was determined that Mr. Ropella’s annual base salary for 2015 would be increased to $260,000 to compensate him for his role as Chief Financial Officer.

(2)	Mr. Papritz resigned as Chief Financial Officer of the Company, effective January 30, 2015.

Annual Bonus. The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company’s Bonus Plan, which is a performance-based bonus plan for eligible officers and employees of the Company, including the Named Executive Officers. As established, the Compensation Committee retains the right to modify the Bonus Plan or withhold payment at any time.

The Named Executive Officers participating in the Bonus Plan may earn an annual performance-based bonus based on the performance of the Company, FBB, or a division or subsidiary of either. The measure of our performance is based on a combination of measures including revenue growth goals, operating profitability goals and goals related to strategic objectives, as established and measured by the Compensation Committee and the Board. The specific performance metrics established with respect to our 2014 performance included growth in Analyzed Service Charges as a measure of the strategic objective goal. This measurement aligns with the Company’s strategy to grow in-market deposits and to strengthen relationships with clients.

The Compensation Committee and Board approve threshold, target and superior levels for each of the measures used in the Bonus Plan, given the expectations and strategies for each particular year. The specific performance metrics established with respect to our 2014 performance were all non-GAAP measures. In determining achievement of the measures, the Compensation Committee excluded the financial impact of the Aslin Group acquisition, including Alterra, when calculating the Company's adjusted top line revenue and adjusted analyzed service charges. The Compensation Committee also made adjustments to the Company's actual return on assets to exclude the financial impact of the Aslin Group acquisition in 2014. The performance metrics reflected for FBB were set and measured by reference not to the entirety of FBB's operations, but only including FBB's commercial banking operations (“FBB Division”). Likewise, the performance metrics reflected for FBCC were set and measured not on the entirety of FBCC's operations, but only including FBCC's asset-based lending operations (“FBCC Division”).

The following chart outlines the performance measures that were used in the Named Executive Officer’s bonus calculations. Each measure was equally weighted. The bonuses for Mr. Chambas, Mr. Ropella and Mr. Losenegger were calculated based 100% on the performance of the Company, Mr. Batson’s bonus was calculated based 75% on the performance of FBCC Division and 25% on the performance of the Company, and Mr. Meloy’s bonus was calculated based 75% on the performance of FBB Division and 25% on the performance of the Company.

	Measurement	Threshold	Target	Superior
	Adjusted Top Line Revenue	$53,545,549	$54,045,549	$54,545,549
Company	Adjusted Analyzed Service Charges	$2,883,772	$2,950,837	$3,017,091
	Adjusted Return on Assets	0.900	1.000	1.100
	Adjusted Top Line Revenue	$21,796,468	$22,000,000	$22,203,532
FBB Division	Adjusted Analyzed Service Charges	$2,185,000	$2,225,000	$2,305,000
	Adjusted Return on Assets	1.200	1.350	1.500
	Adjusted Top Line Revenue	$9,067,710	$9,152,383	$9,237,056
FBCC Division	Adjusted Pre-tax, pre-provision, pre-allocation Income less actual net charge offs	$4,200,000	$4,485,000	$5,055,000
	Adjusted Pre-tax, pre-provision, pre-allocation Return on Assets	3.050	3.200	3.350

Our actual 2014 performance, as measured by the Compensation Committee solely to determine whether we met the bonus thresholds set forth above, resulted in the Company’s adjusted top line revenue of $54.1 million, adjusted analyzed service charges of $3.0 million, and adjusted return on assets of 1.09%. The FBB Division's measures were adjusted top line revenue of $21.8 million, adjusted analyzed service charges of $2.3 million and adjusted return on assets of 1.54%. The FBCC Division's measures were adjusted top line revenue of $9.9 million, adjusted income of $4.8 million and adjusted return on assets of 3.18%.

Bonus payments under the Bonus Plan are determined by the formulas described below, although the Board reserves the right to modify the payouts in its sole discretion. The Bonus Plan has a safeguard of requiring that the Company must meet one-half of the return on asset threshold before any bonus payment can be made based on performance on any criteria.

With respect to the bonus formula, bonuses under the Bonus Plan provide for bonus payments of 0% to 85% of eligible salary. In 2014, the Bonus Plan provided that our President and Chief Executive Officer would receive up to 85% of his salary, the President & Chief Executive Officer of FBCC would receive up to 75% of his salary, and the other Named Executive Officers would receive up to 60% of their salaries.

While the amount of the base bonus payment is determined, primarily, by reference to the performance metrics described above, the Compensation Committee also considers each Named Executive Officer’s progress toward individual goals when ultimately determining whether the Named Executive Officer will receive 100% of his eligible bonus. Individual goals, which are established at the beginning of the year, are considered but are not necessarily assigned a particular weight or value. The Compensation Committee determined that the Named Executive Officers performed well against their respective individual performance goals in 2014. The 2014 individual goals are set forth below:

Corey A. Chambas, President & CEO

•	Achieve the business objectives set forth in the Company’s Strategic Plan.

•	Continue focus on succession planning and talent development.

•	Maintain positive investor relations and company visibility.

•	Properly manage risks of the Company.

•	Meet or exceed expected results for Company asset quality, employee engagement, manager/supervisor effectiveness, internal customer service satisfaction, client satisfaction and turnover.

James F. Ropella, SVP & Chief Financial Officer

•	Achieve the business objectives set forth in the Company’s Strategic Plan

•	Continue to lead, engage and develop team members in areas of responsibility.

•	Maintain positive investor relations and company visibility.

•	Properly manage risks of the Company.

•	Meet or exceed expected results in areas of responsibility for employee engagement, manager/supervisor effectiveness, internal customer service satisfaction and turnover.

David R. Papritz, former Chief Financial Officer and SVP of Corporate Development

•	Because Mr. Papritz resigned effective January 30, 2015, he is not eligible for a bonus for 2014.

Charles H. Batson, President & CEO, FBCC

•	Continue to lead, engage and develop team members in areas of responsibility.

•	Expand geographically as set forth in Company’s Strategic Plan.

•	Meet or exceed expected results in areas of responsibility for asset quality, employee engagement, manager/supervisor effectiveness, internal customer service satisfaction and turnover.

Michael J. Losenegger, Chief Credit Officer

•	Ensure asset quality standards are met Company-wide.

•	Continue to lead, engage and develop team members in areas of responsibility.

•	Meet or exceed expected results in areas of responsibility for employee engagement, manager/supervisor effectiveness, internal customer service satisfaction and turnover.

Mark J. Meloy, President & CEO, FBB

•	Continue to lead, engage and develop team members in the areas of responsibility.

•	Maintain leadership position in local market.

•	Continue to recruit business development talent and build product lines as set forth in the Company’s Strategic Plan.

•
Meet or exceed expected results in areas of responsibility for asset quality, employee engagement, manager/supervisor effectiveness, internal customer service satisfaction, client satisfaction and turnover.

For 2014, our overall performance and achievement of individual goals resulted in aggregate bonus payments of approximately $615,702 paid to the Named Executive Officers. The bonuses paid to Mr. Chambas and the other Named Executive Officers are set forth in the Summary Compensation Table on page 24 of this Proxy Statement.

Long-Term Incentive Plan. The LTI Plan was established to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company by providing equity ownership opportunities and equity-based incentives, thereby aligning the interests of such persons with those of the shareholders. The LTI Plan is administered by the Compensation Committee of the Board and provides for the grant of equity ownership opportunities through incentive stock options and nonqualified stock options, restricted stock, restricted stock units, dividend equivalent units, and any other type of award permitted by the LTI Plan.

The Compensation Committee annually evaluates the financial performance of the Company against its peers to determine if performance meets or exceeds expectations and whether or not a grant is awarded. The Company currently issues restricted stock and the stock generally vests in equal increments over a four year period. The Compensation Committee believes that making annual awards is incentivizing the Named Executive Officers to focus on consistent and sustainable performance over the long term.

The targeted amount of the LTI awarded for each of the Named Executive Officers and other Executive Officers is determined utilizing market data for similar positions within the industry as well as relative roles and responsibilities within the Company. Awards made in 2014 include restricted stock awards to Executive Officers which generally vest in equal increments over a four year period. The following chart outlines the number of restricted shares awarded to each of the Named Executive Officers in 2014.

Name	Position	2014 Restricted Shares Issued
Corey A. Chambas	President and Chief Executive Officer	3,650
James F. Ropella	Senior Vice President & Interim Chief Accounting Officer	1,260
Charles H. Batson	President & CEO - First Business Capital Corp.	1,335
Michael J. Losenegger	Chief Credit Officer	1,230
Mark J. Meloy	President & CEO - First Business Bank	1,646

These restricted stock awards are also listed in the Outstanding Equity Awards at Fiscal Year End table on page 27. Former Chief Financial Officer Papritz would have been eligible to receive a restricted stock award with a grant date value of $100,000 following the relocation of his family residence to Wisconsin. Mr. Papritz resigned prior to relocating his residence, and therefore, this restricted stock award was never made.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the Named Executive Officers, it typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the Named Executive Officers in its evaluation of the total compensation received by each. It is the Company’s belief that perquisites for Executive Officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, the Company has generally provided nominal benefits to Executive Officers that are not available to other employees and plans to continue this approach in the future. The benefits offered in 2014 to the Named Executive Officers will continue for 2015. The perquisites received by the Named Executive Officers in 2014 are reported in the Summary Compensation Table on page 24.

COMPENSATION COMMITTEE REPORT

Based on review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual report on Form 10-K for the year ended December 31, 2014.

Submitted by:

Barbara H. Stephens, Compensation Committee Chair
Mark D. Bugher
Jan A. Eddy
Gerald L. Kilcoyne

Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Compensation Committee of the Board of Directors during the last fiscal year.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers for the years ended December 31, 2014, 2013 and 2012:

					Change in pension value and nonqualified deferred compensation earnings
			Stock awards	Non-equity incentive plan compensation		All other compensation
Name and Principal	Year	Salary					Total
Position		($)	($) (1)	($) (2)		($) (3)	($)
Corey A. Chambas Chief Executive Officer	2014	$400,000	$162,498	$231,280	$115,995	$36,714	$946,487
	2013	$350,000	$141,900	$184,625	$80,552	$34,046	$791,123
	2012	$302,000	$123,709	$192,012	$57,861	$29,306	$704,888
James F. Ropella Senior Vice President & Chief Financial Officer	2014	$220,360	$56,095	$92,287	—	$25,829	$394,571
	2013	$195,009	$98,835	$62,403	—	$23,930	$380,177
	2012	$186,140	$47,000	$70,919	—	$21,886	$325,945
David R. Papritz Chief Financial Officer & Senior Vice President of Corporate Development	2014	$69,635	—	—	—	$11,513	$81,148
	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—
Charles H. Batson President & Chief Executive Officer of First Business Capital Corp.	2014	$233,583	$59,434	$123,752	—	$29,422	$446,191
	2013	$229,003	$58,080	$35,175	—	$28,240	$350,498
	2012	$225,613	$56,865	$149,533	—	$26,271	$458,282
Michael J. Losenegger Chief Credit Officer	2014	$215,485	$54,760	$90,245	—	$32,159	$392,649
	2013	$209,209	$52,965	$66,947	—	$32,211	$361,332
	2012	$205,107	$51,758	$78,146	—	$29,891	$364,902
Mark J. Meloy President & Chief Executive Officer of First Business Bank	2014	$201,800	$71,182	$78,137	—	$38,773	$389,892
	2013	$195,923	$49,665	$68,886	—	$37,641	$352,115
	2012	$190,216	$48,045	$51,887	—	$35,263	$325,411

(1)
The value of the restricted stock award is computed by multiplying the number of shares granted by the market value on the grant date. See “Outstanding Equity Awards at December 31, 2014.” See also the discussion of equity awards in Note 13 to the Company’s consolidated financial statements for the year ended December 31, 2014 for further information regarding these awards.

(2)
The amounts reported in the “Non-equity incentive plan compensation” column were earned under the Annual Incentive Bonus Program in the calendar year reported. The Board defined specific threshold, target, and superior award opportunities as a percentage of salary for each Named Executive Officer. The specific percentages were based on the individual Executive Officer’s position and competitive market data for similar positions. The 2014 awards were contingent primarily on performance relative to goals for return on assets, pre-tax adjusted earnings growth, and growth in analyzed service charges. The performance criteria were equally weighted and reflect the Company’s strategic objectives.

(3)
The amounts for 2014 set forth in the All other compensation column include a 3.0% 401(k) plan matching contribution, an auto use/reimbursement payment, a 4.7% discretionary 401(k) profit sharing contribution, dividends paid on unvested restricted stock, a club membership and a housing allowance paid by the Company as follows:

	Mr. Chambas	Mr. Ropella	Mr. Papritz	Mr. Batson	Mr. Losenegger	Mr. Meloy
401(k) match	$7,800	$7,800	—	$7,800	$7,800	$7,684
Auto use/reimbursement	$5,556	—	—	$3,900	$7,073	$4,200
Profit sharing	$12,220	$12,220	—	$12,220	$12,220	$12,220
Dividends on restricted stock	$11,138	$5,809	—	$5,502	$5,066	$5,016
Housing allowance	—	—	$11,513	—	—	—
Club Membership	—	—	—	—	—	$9,653
Total	$36,714	$25,829	$11,513	$29,422	$32,159	$38,773

Grant of Plan-Based Awards

The following table provides information on annual cash bonuses under the Company’s Bonus Plan and on long-term equity performance awards under the LTI Plan. These plans are described in more detail in the Compensation Discussion and Analysis section. The estimated amounts set forth in the table are subject to the terms of the respective plan and Company and individual performance, as described in the Compensation Discussion and Analysis section.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
Corey A. Chambas
Bonus Program		$40,000	$160,000	$340,000
LTI Plan	8/16/2014					3,650		$162,498
James F. Ropella
Bonus Program		$22,036	$66,108	$132,216
LTI Plan	8/16/2014					1,260		$56,095
David R. Papritz
Bonus Program(1)		—	—	—
LTI Plan						—		—
Charles H. Batson
Bonus Program		$23,358	$81,754	$175,187
LTI Plan	8/16/2014					1,335		$59,434
Michael J. Losenegger
Bonus Program		$21,549	$64,646	$129,291
LTI Plan	8/16/2014					1,230		$54,760
Mark J. Meloy
Bonus Program		$20,180	$60,540	$121,080
LTI Plan	2/16/2014					496		$19,984
LTI Plan	8/16/2014					1,150		$51,198

(1)
The estimated amounts for Mr. Papritz for 2014 were $6,963 for threshold, $20,890 for target and $41,781 for maximum. Because Mr. Papritz resigned from the Company prior to the bonus payment date, he was not eligible for a bonus payment for 2014.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2014, including the number of shares underlying both exercisable and unexercisable portions of each stock option, and the expiration date of each outstanding option.

	Option Awards				Stock Awards
Name and Principal Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date (1)	Grant date (2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)

Corey A. Chambas	7,000	—	$25.00	2/17/2015
Chief Executive Officer					8/16/2011	1,450	$69,470
					8/16/2012	2,665	$127,680
					8/16/2013	3,225	$154,510
					8/16/2014	3,650	$174,872
James F. Ropella					8/16/2011	750	$35,933
Chief Financial Officer					8/16/2012	1,013	$48,533
					8/16/2013	2,247	$107,654
					8/16/2014	1,260	$60,367
David R. Papritz
Former CFO & SVP - Corporate Development
Charles H. Batson					8/16/2011	900	$43,119
President & CEO					8/16/2012	1,225	$58,690
First Business Capital					8/16/2013	1,320	$63,241
Corp.					8/16/2014	1,335	$63,960
Michael J. Losenegger	5,000	—	$25.00	2/17/2015
Chief Credit Officer					8/16/2011	838	$40,149
					8/16/2012	1,115	$53,420
					8/16/2013	1,204	$57,684
					8/16/2014	1,230	$58,929
Mark J. Meloy					8/16/2011	769	$36,843
President & CEO					8/16/2012	1,035	$49,587
First Business Bank					8/16/2013	1,129	$54,090
					2/16/2014	496	$23,763
					8/16/2014	1,150	$55,097

(1)	All option grants vested at 25% per year for four years from the grant date. All option grants are fully vested.
(2)
Restricted stock grants generally vest 25% per year for four years from the grant date. All restricted stock grants also vest upon the participant’s termination due to death or disability and upon a change of control of the Company.

(3)	Market value is based on the closing price of the Company’s common stock on December 31, 2014, which was $47.91.

Option Exercises and Stock Vested in 2014

The following table sets forth information concerning the exercise of options and the vesting of stock awards in 2014 by the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Corey A. Chambas	10,000	$225,000	5,971	$268,217
James F. Ropella	4,000	$90,000	3,092	$138,885
David R. Papritz	—	—	—	—
Charles H. Batson	—	—	3,260	$146,612
Michael J. Losenegger	5,000	$105,150	3,015	$135,605
Mark J. Meloy	—	—	2,795	$125,713

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Corey A. Chambas
Mr. Chambas is party to an employment agreement, which was most recently amended and restated effective December 22, 2014, pursuant to which he serves as the President and Chief Executive Officer of the Company. The agreement provides Mr. Chambas with retirement and death benefits as well as certain change in control benefits as outlined below.

Mr. Chambas is entitled to a change in control benefit if, within two years after a change in control of the Company or FBB, one of the following occurs:

i)	the Company and FBB terminate Mr. Chambas’ employment without cause;

ii)	Mr. Chambas terminates his employment within three months after being demoted or moved outside Milwaukee, Ozaukee, Waukesha, or Dane counties;

iii)	Mr. Chambas terminates his employment within three months after his salary is reduced by 10% or more without his agreement; or

iv)	Mr. Chambas voluntarily terminates his employment within three months of the change in control.

If Mr. Chambas’ employment is terminated pursuant to (i), (ii), or (iii), then the amount of the change in control benefit payable to Mr. Chambas will be equal to the aggregate of the fair value of Mr. Chambas’ unvested stock options issued by the Company, calculated as of the date of his termination or separation from employment, plus such additional amount as will, when added to any parachute payment, as defined in Section 280G of the Internal Revenue Code, made to Mr. Chambas contingent upon the change in control, be equal to 2.99 times his salary plus annual bonus. However, in no event will Mr. Chambas’ severance payment be more than 2.99 times his “base amount” (as defined in 280G) (referred to as the “Allowable Amount”). In the event the severance payment calculated pursuant to the terms of Mr. Chambas’ agreement is greater than the Allowable Amount, Mr. Chambas will be paid the Allowable Amount. If Mr. Chambas’ employment is terminated pursuant to (iv), then the change in control benefit payable to Mr. Chambas will be equal to two times his salary plus annual bonus, unless such amount will be greater than the Allowable Amount, in which event Mr. Chambas will be paid the Allowable Amount.

Under the agreement, Mr. Chambas is prohibited from competing with the Company or any of its affiliates and from soliciting their employees for a period of two years after the termination of his employment.

The agreement also provides for death and disability benefits. In the event Mr. Chambas dies while in the employ of the Company, the Company shall pay to his designated beneficiary or to his estate, the sum of $1,500,000.

This death benefit is paid over a period of ten years beginning on the 15th day of the month immediately following Mr. Chambas’ death and continuing on the next nine anniversaries of that date. If Mr. Chambas becomes disabled before age 55, he will be entitled to receive an annual disability benefit paid over a period of ten years beginning on the 15th day of the month immediately following Mr. Chambas’ disability and continuing on the next nine anniversaries of that date. The amount of the annual disability benefit for a disability prior to age 55 will be equal to 60% of his salary plus bonus multiplied by 68%.

If Mr. Chambas is terminated for a reason other than cause prior to a change in control or more than two years after a change in control, then he will be entitled to a severance benefit equal to two times his salary plus annual bonus. If Mr. Chambas is terminated for cause, all of the Company’s obligations to pay any benefit under the agreement immediately become null and void.

Mr. Chambas is also entitled to supplemental retirement benefits under his agreement, which do not become vested either partially or completely until December 1, 2016.

The following table describes the potential payments upon termination or a change in control for Mr. Chambas. The table assumes that his employment was terminated on December 31, 2014, and the price per share was $47.91, the closing price of the Company’s Common Stock on December 31, 2014.

	Severance	Consulting Agreement	Stock Options Unvested & Accelerated	Restricted Stock Unvested & Accelerated	Death/Disability Benefits(1)	Total Termination Benefits
Corey A. Chambas
Termination - not for cause	$1,176,637	$10,000				$1,186,637
Termination-death				$526,531	$1,500,000	$2,026,531
Termination - disability				$526,531	$2,400,339	$2,926,870
Change in control				$526,531		$526,531
Termination by Company following change in control	$848,408	$10,000				$858,408
Termination by Executive Officer within 3 months of change in control	$848,408	$10,000				$858,408

(1)	Disability benefits are paid in equal annual payments of $240,033.90 over a period of ten years.

Other Named Executive Officers

As is more fully described below, all of the Named Executive Officers, with the exception of Messrs. Chambas and Papritz, were subject to change in control agreements with the Company that were in effect on December 31, 2014, which provide for payments and benefits to a terminating Executive Officer following a change in control of the Company.

The change in control agreement is triggered by a change in control of the Company and requires the Company to make payment of severance benefits to an Executive Officer if the Executive Officer’s employment is terminated by the Company without cause or the Executive Officer resigns for good reason.

Under the agreement, an Executive Officer is prohibited from competing with the Company or any of its affiliates, and from soliciting their employees, for a period of two years after the termination of his employment.

If the Executive Officer becomes entitled to severance benefits, the Company is obligated to pay to and provide him with:

i)	a lump sum cash amount equal to Executive Officer’s unpaid base salary, accrued vacation pay, and unreimbursed business expenses from the most recently completed fiscal year;

ii)	any amount payable to Executive Officer under the non-equity incentive compensation plan then in effect;

iii)	a cash amount equal to two times Executive Officer’s annual base salary;

iv)
a lump sum cash amount equal to the greater of (a) Executive Officer’s then-current target incentive compensation opportunity established under any annual non-equity incentive plan; or (b) his target incentive compensation opportunity in effect prior to the change in control; and

v)	the continuation of Executive Officer’s health insurance coverage for eighteen months from the effective date of termination.

The severance benefits are subject to potential reduction if it is determined that the payments of such benefits would be deemed to be excess parachute payments under Section 280G of the Internal Revenue Code. The amount of the severance benefits will be reduced below the threshold for an excess parachute payment if such a reduction would result in an increase in the aggregate benefits to be provided on an after-tax basis, to the executive.

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the Named Executive Officers, other than Mr. Chambas, whose benefits are described above and Mr. Papritz, would be entitled upon a termination of employment as of December 31, 2014. The table assumes a termination date of December 31, 2014 and the price per share of $47.91, the closing price of the Company’s Common Stock on December 31, 2014.

	Severance	Restricted Stock Unvested & Accelerated	Health Benefits	Total Termination Benefits
James F. Ropella
Change in control	$498,358	$252,486	$136	$750,980
Charles H. Batson
Change in control	$548,920	$229,010	$25,110	$803,040
Michael J. Losenegger
Change in control	$495,617	$210,181	$20,426	$726,224
Mark J. Meloy
Change in control	$464,140	$219,380	$20,426	$703,946

Tax Deductibility of Compensation

The Company seeks to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation. While the Company tries to structure compensation plans and programs to ensure deductibility, it may approve compensation amounts that do not qualify for deductibility when deemed to be in the best interest of the Company.

ITEM 2 – NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding advisory vote on the frequency of say-on-pay votes held at the Company's 2013 annual meeting of shareholders, shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by the Board, the Board has determined that the Company will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at the Company's 2019 annual meeting of shareholders.

The overall objectives of the Company’s compensation programs have been to align Executive Officer compensation with the success of meeting annual and long-range strategic operating and financial goals. The Compensation Committee and the Board believe that the Company’s policies and procedures are effective in implementing its compensation philosophy and achieving its goals, and that the compensation of the Named Executive Officers in 2014 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:

“RESOLVED, that First Business Financial Services, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Company’s proxy statement dated April 2, 2015.”

Approval of this resolution requires that the number of votes cast in favor of the resolution at the Annual Meeting exceed the number of votes cast against it.  While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or the Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT, BY VOTING “FOR” THIS PROPOSAL. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THIS PROPOSAL.

RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee is responsible for reviewing related party transactions and potential conflicts of interest. In conducting its review, the Audit Committee will take into account all relevant factors, including (1) the impact, if any, on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director has a significant role or interest; (2) whether the proposed transaction is on terms that are comparable to the terms available to unrelated third parties or to our employees generally; (3) the material terms of the transaction; (4) the availability of other sources for comparable services or products (if applicable); and (5) the potential benefits to the Company. The Audit Committee is also responsible for reviewing, on an annual basis, a report prepared by management summarizing the Company’s compliance with the Federal Reserve System’s Regulation O and the FR Y-6 Report filed with the Federal Reserve Bank. The Company’s executive officers and directors and their associates have been, and the Company anticipates that they will continue to be, clients of the Company’s subsidiary banks, FBB, FBB-M and Alterra Bank (the “Banks”) in the ordinary course of business, which includes maintaining deposit, trust and other fiduciary accounts and obtaining loans. The Banks have granted various types of loans to the Company’s executive officers and directors, and to entities controlled by them. As of December 31, 2014, such loans: (i) were made consistent with similar practices in the banking industry generally; (ii) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other clients not related to the Banks; (iii) did not involve more than the normal risk of collectability or present other unfavorable features; (iv) and were subject to and made in accordance with Regulation O. All extensions of credit made to the Company’s directors are approved by the Banks’ boards of directors as insider loans under Regulation O requirements.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management, under the supervision of the Chief Executive Officer and Chief Financial Officer, is responsible for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including: a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16, “Communication With Audit Committees,” the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2014 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting. The Audit Committee discussed with management and the independent registered public accounting firm any material weaknesses and any significant deficiencies identified during the course of the assessment and the audit and management’s plan to remediate those control deficiencies.

The Audit Committee discussed with the Company’s third party internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the third party internal audit firm and the independent registered public accounting firm, with and without management present, to discuss: the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by the Company with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such.

AUDIT COMMITTEE
Dean W. Voeks, Audit Committee Chair
John J. Harris
Gerald L. Kilcoyne
John M. Silseth

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2014. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The fees to KPMG LLP for the fiscal years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit Fees(1)..................................................................	$475,000	$295,000
Audit-Related Fees......................................................	17,500	0
Tax Fees.......................................................................	51,750	0
All Other Fees..............................................................	0	0
Total.............................................................................	$544,250	$295,000

(1)
Audit fees consist of fees incurred in connection with the audit of annual financial statements, including purchase accounting matters, the audit of internal control over financial reporting, the review of interim financial statements included in the quarterly reports on Form 10-Q, the issuance of consents, the issuance of comfort letters, assistance with and review of documents filed with the SEC and reports on internal controls.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that the decisions of such subcommittee to grant pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. During 2014, there were no fees approved for the independent registered public accounting firm pursuant to the de minimis exception under the SEC’s rules.

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Although not required to be submitted to a shareholder vote, the Board believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing KPMG LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by the shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the Board will ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm at their first meeting after the Annual Meeting. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015 AND THAT EACH SHAREHOLDER VOTE “FOR” SUCH RATIFICATION. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S

APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

Shareholder Proposals

Proposals that shareholders of the Company intend to include in the Company’s proxy statement for the 2016 annual meeting and present at the 2016 annual meeting pursuant to SEC Rule 14a-8 must be received by the Company by the close of business on December 1, 2015. In addition, a shareholder who otherwise intends to present business at the 2016 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s Amended and Restated Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Amended and Restated Bylaws, to the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated Bylaws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2016 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) after February 18, 2016 and before March 19, 2016, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2016 annual meeting. If the Board chooses to present such proposal at the 2016 annual meeting, then the persons named in proxies solicited by the Board for the 2016 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain directors, officers and employees of the Company, who will receive no extra compensation for their services. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Similarly, if shareholders sharing an address wish to receive a single copy of future notices, proxy statements or annual reports, the Company will comply upon receipt of such request. Shareholders may notify the Company of their requests by writing Barbara M. Conley, Senior Vice President, General Counsel and Corporate Secretary, First Business Financial Services, Inc., 401 Charmany Drive, Madison, Wisconsin 53719 or calling her at 608-238-8008.

By Order of the Board of Directors
FIRST BUSINESS FINANCIAL SERVICES, INC.

Barbara M. Conley
Senior Vice President, General Counsel and Corporate
Secretary
April 2, 2015

First Business 2015 Annual Meeting of Shareholders You are cordially invited to attend the Annual Meeting of Shareholders of First Business Financial Services, Inc. to be held at Monona Terrace Community and Convention Center located at One John Nolen Dr., Madison, Wisconsin 53703, at 4:00 p.m. (CDT) on Monday, May 18, 2015. There will be a reception following the Annual Meeting. Please RSVP by calling (608) 232-5918 and letting us know the names of those attending the Annual Meeting. Whether or not you plan to attend the Annual Meeting of Shareholders, it is important that all shares are represented. Please vote and sign the proxy card printed on the reverse side. Tear at the perforation and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via the telephone or Internet. We look forward to seeing you on May 18. THANK YOU FOR VOTING. ALL VOTES ARE IMPORTANT! Do not return this proxy card if you are voting via the telephone or Internet. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 18, 2015: The proxy statement and Annual Report on 10-K for the year ended December 31, 2014 are available online at www.envisionreports.com/FBIZ. First Business Proxy - First Business Financial Services, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 18, 2015 The undersigned appoints Barbara M. Conley and Corey A. Chambas, and each or either of them, proxies of the undersigned, with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fist Business Financial Services, Inc. ("the Company") held of record by the undersigned at the close of business on March 18, 2015 at the Annual Meeting of Shareholders of the Company to be held on May 18, 2015 or any postponement or adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 ON THE REVERSE SIDE. IN THE ABSENCE OF AN INDICATION TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 ON THE REVERSE SIDE, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS. THANK YOU FOR VOTING

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

First Business

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals —

1. Class II director nominees:

Nominee	For	Withhold
01 - Mark D. Bugher	☐	☐
02 - Corey A. Chambas	☐	☐
03 - John J. Harris	☐	☐

Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 2 3 0 7 2 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

0200QA

First Business IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, on May 18, 2015. Vote by Internet Go to www.envisionreports.com/FBIZ Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Proposals - The Board of Directors recommends a vote "FOR" all the director nominees listed in Proposal 1. Class II director nominees: 01 - Mark D. Bugher 02 - Corey A. Chambas 03 - John J. Harris For Withhold The Board of Directors recommends a vote "FOR" Proposals 2 and 3. To approve, in a non-binding, advisory vote, the compensation of the Company's named executive officers. For Against Abstain To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. The Company is not currently aware of any such business. Non-Voting Items Change of Address - Please print new address below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures - this section must be completed for your vote to be counted. - Date and Sign Below NOTE: Please sign and mail in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If stock is held jointly or in two or more names, all persons so named should sign. A corporation should sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.